EXHIBIT (d)(1)

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CARDINAL HEALTH, INC.
(“Cardinal”),

GARDEN MERGER CORP.
a wholly owned direct subsidiary of Cardinal
(“Subcorp”),

and

BORON, LEPORE & ASSOCIATES, INC.
(“BLP”)

May 15, 2002

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-iii-

INDEX OF DEFINED TERMS

Defined Term	Section
ACCME	5.9(b)
ACPE	5.9(b)
Acquisition Agreement	6.3(c)
Action	5.10
Agreement	Preamble
Agreed-Upon Insurance Premium	6.2(a)(ii)
Antitrust Laws	6.1(a)(ii)
Applicable Laws	3.2(d)
Appointment Time	1.3(a)
Appraisal Shares	3.1(d)
Bear Stearns	1.2(a)
BLP	Preamble
BLP Board	Preliminary Statement A
BLP Board Recommendation	5.25
BLP By-laws	2.6(a)
BLP Certificate	2.6(a)
BLP Common Stock	5.4
BLP Disclosure Schedule	5.1
BLP Employees	6.2(b)
BLP Option	3.3(a)
BLP Permits	5.20(a)
BLP SEC Documents	5.7
BLP Stockholders	1.1(b)
BLP Stockholders Meeting	2.6(a)(i)
Cardinal	Preamble
Cardinal Common Shares	3.3(a)
Cardinal Exchange Option	3.3(a)
Certificate	3.1(b)
Certificate of Merger	2.2
Closing	2.2
Closing Date	2.2
Code	3.2(g)
Commission	1.1(b)
Competing Transaction	6.3(b)
Confidentiality Agreement	6.3(b)
Contract	5.16
Controlled Group Liability	5.15(a)
Conversion Ratio	3.3(a)
Costs	8.2
DGCL	1.2(a)
Delaware Secretary of State	2.2
Effective Time	2.2

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Defined Term	Section
Environmental Laws	5.21
Environmental Permit	5.21
ERISA	5.15(a)
ERISA Affiliate	5.15(a)
Exchange Act	1.1(a)
Exchange Fund	3.2(a)
Expiration Date	1.1(c)
FDA	4.3(d)
GAAP	5.7
Governmental Authority	4.3(d)
Hazardous Materials	5.21
HSR Act	4.3(d)
Independent Directors	1.3(c)
Intellectual Property	5.13(a)
Material Adverse Effect	9.3
Merger	Preliminary Statement C
Merger Consideration	3.1(e)
Minimum Condition	Annex A
Multiemployer Plan	5.15(f)
Multiple Employer Plan	5.15(f)
Offer	Preliminary Statement B
Offer Documents	1.1(b)
NYSE	6.1(b)
Paying Agent	3.2(a)
Per Share Amount	Preliminary Statement B
Plans	5.15(a)
PNA	5.9(b)
Proxy Statement	2.6(a)(ii)
Qualified Plan	5.15(c)
Schedule 14D-9	1.2(b)
SEC Staff	1.1(c)
Section 16	3.3(c)
Section 262	3.1(d)
Securities Act	3.3(b)
Subcorp	Preamble
Subcorp Common Stock	3.1(a)
Subcorp Option	1.2(d)(i)
Subcorp Option Shares	1.2(d)(i)
subsidiary	9.3
Superior Proposal	6.3(b)
Surviving Corporation	2.1
Tax Returns	5.12(e)
Taxes	5.12(f)

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 15th day of May 2002, by and among Cardinal Health, Inc., an Ohio corporation (“Cardinal”), GARDEN Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal (“Subcorp”), and Boron, LePore & Associates, Inc., a Delaware corporation (“BLP”).

PRELIMINARY STATEMENTS

A.  The board of directors of BLP (the “BLP Board”) has, in light of and subject to the terms and conditions set forth in this Agreement, (i) approved this Agreement, and deemed the Agreement, the Offer (as defined in Preliminary Statement B), the Merger (as defined in Preliminary Statement C), and the transactions contemplated by this Agreement, advisable, fair to and in the best interests of the BLP Stockholders (as defined in Section 1.1(b)), (ii) resolved to recommend acceptance of the Offer to the BLP Stockholders, and (iii) resolved to recommend the approval and adoption by the BLP Stockholders of this Agreement, including the Merger and the transactions contemplated by this Agreement, to the extent required under Applicable Laws (as defined in Section 3.2(d)).

B.  In furtherance thereof, it is proposed that Subcorp shall commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of BLP Common Stock (as defined in Section 5.4) at a price of $16.00 per share of BLP Common Stock, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, the “Per Share Amount”).

C.  Following the consummation of the Offer, Cardinal desires to combine its businesses with the businesses operated by BLP through the merger of Subcorp with and into BLP, with BLP as the surviving corporation (the “Merger”), pursuant to which each share of BLP Common Stock issued and outstanding at the Effective Time (as defined in Section 2.2), other than the shares of BLP Common Stock owned by Cardinal, Subcorp or BLP (or any of their respective direct or indirect wholly owned subsidiaries (as defined in Section 9.3)) and other than the Appraisal Shares (as defined in Section 3.1(d)), will be converted into the right to receive the Merger Consideration (as defined in Section 3.1(e)), all as more fully provided in this Agreement.

AGREEMENT

Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

THE OFFER

1.1.	The Offer.

(a)  Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events or conditions set forth in Annex A shall have occurred and be existing, Cardinal shall cause Subcorp to commence, and Subcorp shall, within 12 business days, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) the Offer. Cardinal shall cause Subcorp to accept for payment, and Subcorp shall accept for payment, the shares of BLP Common Stock that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following the initial Expiration Date (as defined in Section 1.1(c)) at which time all conditions of the Offer shall have been satisfied or waived by Subcorp, and, thereafter, Subcorp shall accept for payment additional shares of BLP Common Stock validly tendered during any subsequent offering period to the extent Cardinal and Subcorp determine to provide a subsequent offering period in connection with the Offer. Subcorp shall not accept for payment any shares of BLP Common Stock tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the Expiration Date such number of shares of BLP Common Stock that satisfy the Minimum Condition (as defined in Annex A). Subcorp expressly reserves the right to increase the Per Share Amount and to waive any condition of the Offer, except the Minimum Condition. Without the prior written consent of BLP, Subcorp shall not decrease the Per Share Amount or change the form of consideration payable in the Offer, decrease the number of shares of BLP Common Stock sought to be purchased in the Offer or waive the Minimum Condition. The Per Share Amount shall be paid less any required withholding of Taxes (as defined in Section 5.12(f)), upon the terms and subject to satisfaction or waiver of the conditions of the Offer set forth in Annex A. BLP agrees that no shares of BLP Common Stock held by BLP or any of its subsidiaries will be tendered in the Offer.

(b)  Subcorp shall file with the Securities and Exchange Commission (the “Commission”) a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase, form of transmittal letter and form of notice of guaranteed delivery (together with any supplements or amendments thereto, collectively, the “Offer Documents”). The Offer Documents will comply in all material respects with the provisions of applicable United States federal securities laws. The information provided and to be provided by BLP, Cardinal and Subcorp for use in the Offer Documents shall not, on the date filed with the Commission and on the date first published or sent or given to holders of shares of BLP Common Stock (the “BLP Stockholders”), as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. BLP, Cardinal and Subcorp each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Cardinal further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and disseminated to the BLP Stockholders to the extent required by applicable United States federal securities laws.

(c)  Subject to the terms and conditions thereof, the Offer shall remain open until at least midnight, New York City time, on the date that is 20 business days after the date the Offer is commenced (the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an “Expiration Date”); provided, however, that, without the consent of BLP, Subcorp may (i) from time to time extend the Offer if, at the scheduled Expiration Date, any of the conditions of the Offer shall not have been satisfied or waived until such time as such conditions are satisfied or waived to the extent permitted by this Agreement; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission (the “SEC Staff”) thereof applicable to the Offer; or (iii) extend the Offer for a subsequent offering period (as provided in Rule 14d-11 under the Exchange Act) for three to 20 business days in order to acquire at least 90% of the outstanding shares of BLP Common Stock. Cardinal and Subcorp shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, Subcorp shall, and Cardinal shall cause Subcorp to, accept for payment, and pay for, all shares of BLP Common Stock validly tendered and not withdrawn pursuant to the Offer promptly following the acceptance of the shares of BLP Common Stock for payment pursuant to the Offer and this Agreement.

1.2.	Company Action.

(a)  BLP hereby approves of and consents to the Offer, and represents and warrants that the BLP Board, at a meeting duly called and held, has, subject to the terms and conditions set forth in this Agreement, (i) approved this Agreement, and deems this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the BLP Stockholders; (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer, this Agreement, the Merger and the transactions contemplated by this Agreement for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”); and (iii) resolved to recommend that the BLP Stockholders accept the Offer, that the BLP Stockholders tender their shares of BLP Common Stock under the Offer to Subcorp, and that the BLP Stockholders approve and adopt this Agreement and the Merger to the extent required by Applicable Laws. BLP consents to the inclusion of such approval and recommendation in the Offer Documents. BLP further represents that Bear, Stearns & Co. Inc. (“Bear Stearns”) has delivered to the BLP Board its written opinion that the consideration to be received by the BLP Stockholders pursuant to the Offer and the Merger is fair to the BLP Stockholders from a financial point of view.

(b)  BLP hereby agrees to file with the Commission, as soon as reasonably practicable on the day the Offer is commenced, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the recommendation described in Section 1.2(a) and to promptly mail the Schedule 14D-9 to the BLP Stockholders together with the Offer Documents. Cardinal, Subcorp, and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 sufficiently in advance of its filing with the Commission. The Schedule 14D-9 will comply in all material respects with the provisions of applicable United States federal securities laws. The information provided and to be provided by BLP, Cardinal and Subcorp for use in the Schedule 14D-9 shall not, on the date filed with the Commission and on the date first published or sent or given to the BLP Stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. BLP, Cardinal and Subcorp each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and BLP further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the BLP Stockholders to the extent required by applicable United States federal securities laws.

(c)  In connection with the Offer, BLP promptly will furnish Cardinal and Subcorp with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the BLP Stockholders as of a recent date, and shall furnish Subcorp with such additional information and assistance (including, without limitation, updated lists of the BLP Stockholders, mailing labels and lists of securities positions) as Subcorp or its agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of BLP Common Stock.

(d)  (i) BLP hereby grants to Cardinal and Subcorp an irrevocable option (the “Subcorp Option”) to purchase up to that number of newly issued shares of BLP Common Stock (the “Subcorp Option Shares”) equal to the number of shares of BLP Common Stock that, when added to the number of shares of BLP Common Stock owned by Cardinal, Subcorp and their affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the shares of BLP Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Subcorp Option Shares) for consideration per Subcorp Option Share equal to the Per Share Amount.

(ii)  The Subcorp Option shall be exercisable only after the purchase of and payment for shares of BLP Common Stock pursuant to the Offer by Cardinal or Subcorp as a result of which Cardinal, Subcorp and their affiliates own beneficially at least 80% of the outstanding shares of BLP Common Stock. The Subcorp Option shall not be exercisable if the number of shares of BLP Common Stock subject thereto exceeds the number of authorized shares of BLP Common Stock available for issuance.

(iii)  In the event Cardinal and Subcorp wish to exercise the Subcorp Option, Subcorp shall give BLP one day’s prior written notice specifying the number of shares of BLP Common Stock that are or will be owned by Cardinal, Subcorp and their affiliates immediately following consummation of the Offer and specifying a place and a time for the closing of the purchase. BLP shall, as soon as practicable following receipt of such notice, deliver written notice to Subcorp specifying the number of Subcorp Option Shares. At the closing of the purchase of the Subcorp Option Shares, the portion of the purchase price owing upon exercise of the Subcorp Option which equals the product of (A) the number of shares of BLP Common Stock purchased pursuant to the Subcorp Option, multiplied by (B) the Per Share Amount, shall be paid to BLP, at the election of Cardinal and Subcorp, in cash (by wire transfer or cashier’s check) or by delivery of a promissory note having full recourse to Cardinal.

1.3.	Board of Directors.

(a)  Promptly upon the acceptance of any shares of BLP Common Stock for payment by Cardinal or Subcorp or any of their affiliates pursuant to the Offer (the “Appointment Time”) and from time to time thereafter, and subject to Section 1.3(c), Subcorp shall be entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the BLP Board as will give Subcorp representation on the BLP Board equal to the product of the number of directors on the BLP Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and the percentage that such number of shares of BLP Common Stock so purchased bears to the total number of outstanding shares of BLP Common Stock, and BLP shall use all reasonable efforts to, upon Subcorp’s request, promptly, at Subcorp’s election, either increase the size of the BLP Board or secure the resignation of such number of directors as is necessary to enable Subcorp’s designees to be elected to the BLP Board and to cause Subcorp’s designees, each of whom shall be a director or officer of Cardinal or of its affiliates or other reasonable candidate, to be so elected. At such times, BLP will use its best efforts to cause individuals designated by Subcorp to constitute a majority of each committee of the BLP Board, other than any committee of the BLP Board established to take action under this Agreement.

(b)  BLP’s obligation to appoint designees to the BLP Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. BLP promptly shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to BLP and its officers and directors as is required pursuant to such Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 1.3 and the United States federal securities law. Subcorp will supply to BLP in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required under the Exchange Act pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

(c)  In the event that Cardinal’s designees are elected or designated to the BLP Board, then, until the Effective Time, BLP shall cause the BLP Board to have at least two directors who are directors on the date of this Agreement, including at least two directors who are independent directors for purposes of the continued listing requirements of The Nasdaq National Market (the “Independent Directors”), provided, however, that, if any Independent Director is unable to serve due to death, disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) who serves as a director (or directors) on the date of this Agreement to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two individuals who are directors on the date of this Agreement (or, in the event there shall be less than two directors available to fill the vacancies as a result of such individuals’ deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Following the Appointment Time and prior to the Effective Time, any amendment of this Agreement, any amendment of the BLP Certificate or the BLP By-laws (each as defined in Section 2.6(a)), any termination of this Agreement by BLP, any extension by BLP of the time for the performance of any of the obligations or other acts of Subcorp or Cardinal or waiver of any of BLP’s rights under this Agreement or other action adversely affecting the rights of the BLP Stockholders (other than Cardinal or Subcorp) will require the affirmative vote of a majority of the Independent Directors. Prior to the Effective Time, neither Cardinal nor Subcorp shall take any action to remove any Independent Director.

ARTICLE II

THE MERGER

2.1.  The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Subcorp shall be merged with and into BLP at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and BLP shall continue its existence under the laws of the State of Delaware. BLP, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2.  Effective Time.    As promptly as possible on the Closing Date (as defined below), the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Cardinal and BLP and specified in the Certificate of Merger (the “Effective Time”). Prior to the filing referred to in this Section 2.2, a closing (the “Closing”) shall be held at the offices of Cardinal, 7000 Cardinal Place, Dublin, Ohio 43017, or such other place as the parties hereto may agree on, as soon as practicable following the date upon which all conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or waived, or at such other date as Cardinal and BLP may agree; provided that the conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or waived at or prior to such date, and provided, further, that the Closing shall be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents the Closing (such date, the “Closing Date”). For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

2.3.  Effects of the Merger.    From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

2.4.  Certificate of Incorporation and By-laws.    The Certificate of Merger shall provide that at the Effective Time, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in Subcorp’s Certificate of Incorporation, except for Article I thereof, which shall continue to read “The name of the corporation is ‘Boron, LePore & Associates, Inc.’” and (b) Subcorp’s By-laws in effect immediately prior to the Effective Time shall be Surviving Corporation’s By-laws; in each case, until amended in accordance with the DGCL.

2.5.  Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the officers of BLP shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified. On or prior to the Closing Date, BLP shall deliver to Cardinal evidence satisfactory to Cardinal of the resignations of the directors of BLP (other than those designated by Cardinal pursuant to Section 1.3), such resignations to be effective as of the Effective Time.

2.6.  BLP Stockholders Meeting.

(a)  If required by Applicable Laws in order to consummate the Merger, BLP shall, in accordance with Applicable Laws and BLP’s Third Amended and Restated Certificate of Incorporation, as in effect on the date of this Agreement (the “BLP Certificate”), and BLP’s Amended and Restated By-laws, as in effect on the date of this Agreement (the “BLP By-laws”):

(i)  duly call, give notice of, convene and hold a special meeting of the BLP Stockholders to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated by this Agreement as soon as practicable following the acceptance for payment of shares of BLP Common Stock by Subcorp pursuant to the Offer (or, if later, following the termination of the subsequent offering period, if any) for the purpose of considering and taking action upon this Agreement (the “BLP Stockholders Meeting”); and

(ii)  prepare and file with the Commission a preliminary proxy or information statement relating to this Agreement, and take all lawful actions (A) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as defined below), and, after consultation with Cardinal, to respond promptly to any comments made by the Commission or the SEC Staff with respect to the preliminary proxy statement and cause a definitive proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed to the BLP Stockholders as soon as practicable, which Proxy Statement shall include all information required under Applicable Laws to be furnished to the BLP Stockholders in connection with the Merger and the transactions contemplated by this Agreement, and shall include the BLP Board Recommendation to the extent not previously withdrawn in compliance with Section 6.3(b) and the full text of the written opinion of Bear Stearns described in Section 5.24, and (B) to obtain the necessary approvals of this Agreement, the Merger and the transactions contemplated by this Agreement by the BLP Stockholders.

(b)  The BLP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated by this Agreement by the BLP Stockholders. BLP shall, through the BLP Board, recommend to the BLP Stockholders approval and adoption of this Agreement, including the Merger and the transactions contemplated by this Agreement, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Cardinal the BLP Board Recommendation. BLP shall ensure that the BLP Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the BLP Stockholders Meeting are solicited, in compliance with Applicable Laws. Cardinal agrees that it will vote, or cause to be voted, all of the shares of BLP Common Stock then owned by it, Subcorp or any of Cardinal’s other subsidiaries in favor of the approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

(c)  Without limiting the generality of the foregoing, (i) BLP agrees that its obligation to duly call, give notice of, convene and hold the BLP Stockholders Meeting, as required by this Section 2.6, shall not be affected by the withdrawal, amendment or modification of the BLP Board Recommendation, and (ii) BLP agrees that its obligations pursuant to this Section 2.6 shall not be affected by the commencement, public proposal, public disclosure or communication to BLP of any Superior Proposal (as defined in Section 6.3(b)).

2.7.  Merger Without Stockholders Meeting.    Notwithstanding Section 2.6, in the event that Cardinal or Subcorp shall acquire, together with the shares of BLP Common Stock owned by Cardinal, Subcorp and any other subsidiary of Cardinal, at least 90% of the outstanding shares of BLP Common Stock pursuant to the Offer and the Subcorp Option (if exercised), the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time in accordance with Section 253 of the DGCL without a meeting of the BLP Stockholders.

2.8.  Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of BLP or (b) otherwise carry out the provisions of this Agreement, BLP and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of BLP or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SECURITIES

3.1.  Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Cardinal, Subcorp or BLP or their respective shareholders and stockholders, as applicable:

(a)  Each share of common stock, $0.01 par value, of Subcorp (“Subcorp Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(b)  Subject to the other provisions of this Article III, each share of BLP Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares of BLP Common Stock owned by Cardinal, Subcorp or BLP or any of their respective subsidiaries, shall be converted into and represent the right to receive in cash, without interest, an amount equal to the Merger Consideration. At the Effective

Time, all shares of BLP Common Stock shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any shares of BLP Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c)  Each share of BLP capital stock held in the treasury of BLP automatically shall be cancelled and retired and no payment shall be made in respect thereof.

(d)  Notwithstanding anything in this Agreement to the contrary, the shares of BLP Common Stock issued and outstanding immediately prior to the Effective Time that are held by any BLP Stockholder that is entitled to demand and properly demands appraisal of shares of BLP Common Stock pursuant to, and that complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(b), but, instead, such BLP Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such BLP Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such BLP Stockholder is not entitled to the relief provided by Section 262, then the rights of such BLP Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(b). BLP shall give prompt notice to Cardinal of any demands for appraisal of any shares of BLP Common Stock, and Cardinal shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, BLP shall not, without the prior written consent of Cardinal, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e)  The “Merger Consideration” shall be equal to the Per Share Amount.

3.2.	Surrender and Payment.

(a)  Prior to the Effective Time, for the benefit of the BLP Stockholders, Cardinal shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Cardinal), EquiServe Trust Company or another bank or trust company to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates in accordance with this Article III from time to time after the Effective Time (the “Paying Agent”). Prior to the Effective Time, Cardinal shall deposit, or cause Subcorp to deposit, with the Paying Agent cash in amounts sufficient for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash, the “Exchange Fund”). The Paying Agent shall invest any cash included in the Exchange

Fund, as directed by Cardinal, on a daily basis. Any interest and other income resulting from investments shall be paid to Cardinal upon termination of the Exchange Fund pursuant to Section 3.2(d).

(b)  Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such BLP Stockholder shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Cardinal may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Cardinal, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of BLP Common Stock formerly represented by the Certificate shall have been converted pursuant to Section 3.1(b), and the Certificate so surrendered shall be cancelled. In the event of a transfer of ownership of BLP Common Stock that is not registered in the stock transfer books of BLP, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the satisfaction of Cardinal that the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)  Stock Transfer Books.    At the close of business on the day on which the Effective Time occurs, the stock transfer books of BLP shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of BLP Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article III.

(d)  No Liability.    None of Cardinal, Subcorp, BLP or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed four months after the Effective Time shall be returned to Cardinal, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Cardinal for payment of the funds to which the holder of unsurrendered Certificates may be due, subject to Applicable Laws. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (as defined in Section 4.3(d)), in each case, to the extent applicable (collectively, “Applicable Laws”), become the

property	of Cardinal, free and clear of all claims or interest of any person previously entitled thereto.

(e)  Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming a Certificate to be lost, stolen or destroyed and, if required by Cardinal or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as Cardinal or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall pay in respect of the lost, stolen or destroyed Certificate the Merger Consideration.

(f)  No Further Ownership Rights in BLP Common Stock.    The Merger Consideration paid in accordance with the terms of this Article III in respect of Certificates that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of BLP Common Stock represented thereby.

(g)  Withholding Rights.    Each of the Surviving Corporation and Cardinal shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any BLP Stockholders such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the “Code”), or any provision of state or local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Cardinal, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the BLP Stockholders in respect of which the deduction and withholding was made by the Surviving Corporation or Cardinal, as the case may be.

3.3.	Treatment of Stock Options.

(a)  Prior to the Effective Time, Cardinal and BLP shall take all actions as may be necessary to cause (i) each unexpired and unexercised outstanding option granted or issued under BLP stock option plans in effect on the date of this Agreement that remains outstanding and unexercised as of the Effective Time (each, a “BLP Option”) to be automatically converted at the Effective Time into a vested option (a “Cardinal Exchange Option”) to purchase that number of common shares, without par value, of Cardinal (“Cardinal Common Shares”), equal to the number of shares of BLP Common Stock subject to the BLP Option immediately prior to the Effective Time multiplied by the ratio of the Merger Consideration over the average closing price of Cardinal common stock on the last five trading days immediately prior to the Effective Time (such ratio, the “Conversion Ratio”) (and rounded to the nearest share), with an exercise price per share equal to the exercise price per share that existed under the corresponding BLP Option divided by the Conversion Ratio (and rounded to the nearest cent), and with other terms and conditions that are the same as the terms and conditions of the BLP Option immediately before the Effective Time; provided that, to the extent practicable, with respect to any BLP Option that is an “incentive stock option” (within the meaning of Section 422 of the Code), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code and (ii) no further issuances of BLP Common Stock, following the Effective

Time, with respect to any BLP Option or other equity-based award. In connection with the issuance of Cardinal Exchange Options, Cardinal shall (i) reserve for issuance the number of Cardinal Common Shares that will become subject to Cardinal Exchange Options pursuant to this Section 3.3, and (ii) from and after the Effective Time, upon exercise of Cardinal Exchange Options, make available for issuance all Cardinal Common Shares covered thereby, subject to the terms and conditions applicable thereto and to Applicable Laws.

(b)  Cardinal agrees to use its reasonable best efforts to file with the Commission, within 30 days after the Closing Date, a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”) to register Cardinal Common Shares issuable upon exercise of the Cardinal Exchange Options and to use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of the Cardinal Exchange Options.

(c)  Prior to the Effective Time: (i) the board of directors of Cardinal, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the Commission so that the acquisition by any officer or director of BLP who may become a covered person of Cardinal (if any) for purposes of Section 16 under the Exchange Act (together with the rules and regulations thereunder, “Section 16”) of Cardinal Exchange Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16; and (ii) the BLP Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the Commission so that the disposition by any officer or director of BLP who is a covered person of BLP for purposes of Section 16 of shares of BLP Common Stock or BLP Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(d)  Cardinal shall be permitted to make additional grants of equal amounts under the BLP stock option plans following the Effective Time for an amount of Cardinal Common Shares equal to the number of shares of BLP Common Stock under BLP stock option plans immediately prior to the Effective Time that are not subject to outstanding awards, multiplied by the Conversion Ratio.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CARDINAL AND SUBCORP

In order to induce BLP to enter into this Agreement, Cardinal and Subcorp represent and warrant to BLP that the statements contained in this Article IV are true, correct and complete.

4.1.  Organization and Standing.    Each of Cardinal and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

4.2.  Corporate Power and Authority.    Each of Cardinal and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Cardinal and Subcorp have been duly authorized by all necessary corporate action on the part of each of Cardinal and Subcorp. This Agreement has been duly executed and delivered by each of Cardinal and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and Cardinal enforceable against each of them in accordance with its terms.

4.3.  Conflicts; Consents and Approval.    Neither the execution and delivery of this Agreement by Cardinal or Subcorp nor the consummation of the transactions contemplated by this Agreement will:

(a)  conflict with, or result in a breach of any provision of Cardinal’s Amended and Restated Articles of Incorporation, as amended, or Cardinal’s Code of Regulations, as amended, or Subcorp’s Certificate of Incorporation or Subcorp’s By-laws;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any individual or entity (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Cardinal or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Cardinal or any of its subsidiaries is a party;

(c)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to Cardinal or any of its subsidiaries or their respective properties or assets; or

(d)  require any action or consent or approval of, or review by, or registration or filing by Cardinal or any of its affiliates with, any third party or any local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (including the United States Food and Drug Administration (the “FDA”), the United States Federal Trade Commission, the United States Federal Communications Commission, the American Medical Association and the Pharmaceutical Marketing Association) (a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”) or (ii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3) on Cardinal or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

4.4.  Brokerage and Finders’ Fees.    Except as set forth in Section 4.4 to the disclosure schedule delivered by Cardinal to BLP and dated the date of this Agreement, neither Cardinal nor any shareholder, director, officer or employee of Cardinal has incurred or will incur on behalf of Cardinal any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

4.5.  Information Supplied.    None of the information supplied or to be supplied by Cardinal or Subcorp for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the BLP Stockholders or at the time of the BLP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement insofar as it relates to the BLP Stockholders Meeting will comply as to form in all material respects with the provisions of the Exchange Act. None of the information supplied or to be supplied by Cardinal or Subcorp for inclusion or incorporation by reference in the Offer Documents or provided by Cardinal or Subcorp in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 are filed with the Commission and are first published or sent or given to the BLP Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6.  Required Financing.    Red will have sufficient funds available to acquire all of the then-outstanding shares of BLP Common Stock at the Appointment Time and at the Effective Time.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BLP

In order to induce Subcorp and Cardinal to enter into this Agreement, BLP hereby represents and warrants to Cardinal and Subcorp that the statements contained in this Article V are true, correct and complete.

5.1.  Organization and Standing.    BLP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of BLP’s subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. BLP and each of its subsidiaries are duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on BLP. BLP is not in default in the performance, observance or fulfillment of any provision of the BLP Certificate or the BLP By-laws. BLP has heretofore furnished to Cardinal complete and correct copies of the BLP Certificate and the BLP By-laws and the certificates of incorporation and by-laws or similar organizational documents for each of BLP’s subsidiaries. Listed in Section 5.1 to the disclosure schedule delivered by BLP to Cardinal and dated the date of this Agreement (the “BLP Disclosure Schedule”) is each jurisdiction in which BLP or any of its subsidiaries is qualified to do business and whether BLP (or any of its subsidiaries) is in good standing in such jurisdiction as of the date of this Agreement.

5.2.  Subsidiaries.    BLP does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 5.2 to the BLP Disclosure Schedule. Except as set forth in Section 5.2 to the BLP Disclosure Schedule, BLP is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity or any other person. Except as set forth in Section 5.2 to the BLP Disclosure Schedule, BLP owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its subsidiaries. Each of the outstanding shares of capital stock of each of BLP’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by BLP free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of BLP’s subsidiaries is set forth in Section 5.2 to the BLP Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 5.2 to the BLP Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of BLP’s subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any of BLP’s subsidiaries, and neither BLP nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of BLP’s subsidiaries or any predecessor thereof.

5.3.  Corporate Power and Authority.    BLP has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the BLP Stockholders, if required, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by BLP has been duly authorized by all necessary corporate action on the part of BLP, subject to adoption of this Agreement and the transactions contemplated by this Agreement by the BLP Stockholders, if required by Applicable Laws. This Agreement has been duly executed and delivered by BLP, and constitutes the legal, valid and binding obligation of BLP enforceable against it in accordance with their respective terms.

5.4.  Capitalization of BLP.    As of May 13, 2002, BLP’s authorized capital stock consisted solely of (a) 50,000,000 shares of common stock, par value $0.01 per share (“BLP Common Stock”), of which (i) 11,706,903 shares were issued and outstanding, (ii)

5,669,312 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below), (iii) 6,200,000 shares were reserved for issuance upon the exercise of outstanding BLP Options, (iv) 9,000,000 shares were reserved for future issuance under the Subcorp Option, and (vi) 15,853,352 shares were outstanding on a fully diluted basis, excluding shares reserved for issuance under the Subcorp Option and (b) 2,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding or reserved for future issuance under any agreement, arrangement or understanding. Each outstanding share of BLP capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 5.4 or in Section 5.4 to the BLP Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of BLP, nor are there outstanding any securities that are convertible into or exchangeable for any shares of BLP capital stock, and neither BLP nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of BLP or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 5.4 have been in compliance, in all material respects, with United States federal and state securities laws. Section 5.4 to the BLP Disclosure Schedule accurately sets forth the names of, and the number of shares of each class (including the number of shares of BLP capital stock issuable upon exercise of BLP Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase BLP capital stock. Section 5.4 to the BLP Disclosure Schedule states the number of shares of BLP Common Stock issuable to each holder of BLP Options pursuant to the BLP Options as of the date of this Agreement, including the applicable vesting schedule, exercise price and whether the BLP Option is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code). Section 5.4 to the BLP Disclosure Schedule accurately sets forth the names of all holders of BLP capital stock subject to transfer restrictions, including the number of shares of each class of BLP capital stock held by that holder and the vesting schedule with respect to the BLP capital stock. Except as set forth in Section 5.4 to the BLP Disclosure Schedule, neither BLP nor any of its subsidiaries have agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any individual or entity; complete and correct copies of any such agreements have previously been provided to Cardinal.

5.5.  Conflicts; Consents and Approvals.    Neither the execution and delivery of this Agreement by BLP nor the consummation of the transactions contemplated by this Agreement will:

(a)  conflict with, or result in a breach of any provision of, the BLP Certificate or the BLP By-laws;

(b)  violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of BLP or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which BLP or any of its subsidiaries is a party;

(c)  violate any order, writ, injunction, decree, statute, rule or regulation applicable to BLP or any of its subsidiaries or any of their respective properties or assets; or

(d)  require any action or consent or approval of, or review by, or registration or filing by BLP or any of its affiliates with, any third party or any Governmental Authority, other than (i) adoption of this Agreement and the transactions contemplated by this Agreement by BLP Stockholders, if required, (ii) actions required by the HSR Act, (iii) registrations or other actions required under United States federal and state securities laws as are contemplated by this Agreement, and (iv) consents or approvals of any Governmental Authority set forth in Section 5.5 to the BLP Disclosure Schedule;

except in the case of Section 5.5(b) that is set forth in Section 5.5(b) to the BLP Disclosure Schedule, and in the case of Sections 5.5(c) and 5.5(d), for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on BLP or a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

5.6.  Brokerage and Finders’ Fees; Expenses.    Except for BLP’s obligations to Bear Stearns (copies of all agreements relating to such obligations having previously been provided to Cardinal), neither BLP nor any stockholder, director, officer, employee or affiliate of BLP, has incurred or will incur on behalf of BLP or its subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement. Section 5.6 to the BLP Disclosure Schedule discloses the maximum aggregate amount of all fees and expenses that will be paid or will be payable by BLP and its subsidiaries to all attorneys, accountants and investment bankers in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

5.7.  BLP SEC Documents.    BLP and its subsidiaries have timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by them since January 1, 1998 under the Exchange Act or the Securities Act (as supplemented and amended since the time of filing, collectively, the “BLP SEC Documents”). The BLP SEC Documents, including any financial statements or schedules included in the BLP SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any BLP SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of BLP and its subsidiaries included in the BLP SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any BLP SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of BLP and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of BLP’s subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, The Nasdaq National Market, any stock exchange or any other comparable Governmental Authority.

5.8.  Information Supplied.    None of the information supplied or to be supplied by BLP and any of its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the BLP Stockholders or at the time of the BLP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement insofar as it relates to the BLP Stockholders Meeting will comply as to form in all material respects with the provisions of the Exchange Act. None of the information supplied or to be supplied by BLP and any of its subsidiaries for inclusion or incorporation by reference in the Offer Documents or provided by BLP and any of its subsidiaries in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the Commission and are first published or sent or given the BLP Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.9.  Compliance with Law.

(a)  Except as set forth in Section 5.9(a) to the BLP Disclosure Schedule, BLP and its subsidiaries are in compliance, and at all times since January 1, 1998 have been in compliance, in each case, in all material respects, with Applicable Laws relating to BLP and its subsidiaries or their business or properties. Except as disclosed in Section 5.9(a) to the BLP Disclosure Schedule, no investigation or review by any Governmental Authority with respect to BLP or any of its subsidiaries is pending, or, to the knowledge of BLP, threatened, nor has any Governmental Authority indicated in writing an intention to conduct such an investigation or review.

(b)  Section 5.9(b) to the BLP Disclosure Schedule contains (i) a complete and accurate description of the status of BLP’s and its subsidiaries’ accreditation status with the Accreditation Council for Continuing Medical Education (the “ACCME”), the Pennsylvania Nurses Association ( the “PNA”) and the American Council on Pharmaceutical Education (the “ACPE”) and other such organizations, and (ii) each additional action required to be taken by BLP and any of its subsidiaries, the ACCME, the PNA or the ACPE in order for BLP and any of its subsidiaries to obtain full accreditation from each of the ACCME, the PNA and the ACPE. No other consent of either the ACCME, PNA or the ACPE is required in order for BLP’s or any of its subsidiaries’ accreditation status to remain in full force and effect following the transactions contemplated by this Agreement.

5.10.  Litigation; Products Liability.    Except as set forth in Section 5.10 to the BLP Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) pending, or, to the knowledge of BLP (or its executive officers or directors), threatened, against BLP or any of its subsidiaries, and there is no Action pending, or, to the knowledge of BLP (or its executive officers or directors), threatened, against any executive officer or director of BLP or any of its subsidiaries that is in any way reasonably related to, or that could reasonably be expected to impact, the business or operations of BLP. Neither BLP nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on BLP or a material adverse effect on the ability of BLP to consummate the transactions contemplated by this Agreement. Except as set forth in Section 5.10 to the BLP Disclosure Schedule, since January 1, 1998, neither BLP nor any of its subsidiaries have been subject to any outstanding order, writ, injunction or decree relating to BLP’s or any of its subsidiaries’ method of doing business or its or their relationship with past, existing or future users or purchasers of any goods or services of BLP or any of its subsidiaries.

5.11.  No Material Adverse Change.    Except as set forth in Section 5.11 to the BLP Disclosure Schedule, since December 31, 2001, there has been no material adverse change in the assets, liabilities, business, long-term profitability, results of operations or financial condition of BLP and its subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on BLP or a material adverse effect on the ability of BLP to consummate the transactions contemplated by this Agreement.

5.12.  Taxes.

(a)  BLP and its subsidiaries have duly filed all United States federal, state and local and foreign income, franchise, excise, real and personal property and other Tax Returns (as defined in Section 5.12(e)) and reports (including those filed on a consolidated, combined or unitary basis) required to have been filed by BLP or any of its subsidiaries prior to the date of this Agreement, except for Tax Returns the failure of which to file would not, individually or in the aggregate, reasonably be expected to result in material Tax. All of the foregoing Tax Returns and reports are true and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and BLP and its subsidiaries have, within the time and manner prescribed by Applicable Laws, paid or, prior to the Effective Time, will pay all Taxes required to be paid with respect to the periods covered by such Tax Returns or reports or otherwise due before the Effective Time, except for such amounts that are not, individually or in the aggregate, material. Except as disclosed in Section 5.12 to the BLP Disclosure Schedule, neither BLP nor any of its subsidiaries has any material liability for any Taxes in excess of the amounts so paid or reserves so established, and neither BLP nor any of its subsidiaries is delinquent in the payment of any material Tax for which it is liable. None of them has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns that, individually or in the aggregate, are material in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed, asserted or assessed (tentatively or definitely), in each case, in writing by any taxing authority, against BLP or any of its subsidiaries for which there are not adequate reserves. All such currently proposed deficiencies are set forth in Section 5.12 to the BLP Disclosure Schedule. Except as set forth in Section 5.12 to the BLP Disclosure Schedule, neither BLP nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to December 31, 1997, all United States federal and state income Tax Returns including BLP or any of its subsidiaries have been audited by the Internal Revenue Service or other Governmental Authority, as applicable, or are closed by the applicable statute of limitations. Neither BLP nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except for waivers or extensions that are not currently in effect or with respect to Taxes that are, individually or in the aggregate, not material. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of BLP or any of its subsidiaries (other than liens for Taxes not yet due or liens that, individually or in the aggregate, are not material). No claim has been made at any time since December 31, 1998, in writing by an authority in a jurisdiction where none of BLP and any of its subsidiaries files Tax Returns that BLP or any of its subsidiaries is or may be subject to taxation by that jurisdiction. BLP has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation. Agreements, obligations or arrangements solely between or among BLP and/or one or more of its wholly owned subsidiaries shall not constitute a violation of the representations in this Section 5.12(a).

(b)  Neither BLP nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to material Taxes. Neither BLP nor any of its subsidiaries are now or have been, at any time since December 31, 1998, a party to or bound by any agreement or arrangement (whether or not written and including any arrangement required or permitted by law) binding BLP or any of its subsidiaries that (i) requires BLP or any of its subsidiaries to make any material Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of BLP or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to BLP or any of its subsidiaries, from any other person.

(c)  BLP has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(d)  BLP and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for Taxes the failure of which to withhold or pay would not, individually or in the aggregate, be material.

(e)  “Tax Returns” means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

(f)  “Taxes” means (i) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto, and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

5.13.  Intellectual Property.

(a)  Set forth in Section 5.13 to the BLP Disclosure Schedule is a true and complete list of (i) all of BLP’s and its subsidiaries’ foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing trademarks, service marks and trade names) and all material copyright applications and registrations, and (ii) all agreements to which BLP or any of its subsidiaries are a party that concern any Intellectual Property. “Intellectual Property” means all intellectual property necessary for the operation of the business of BLP or any of its subsidiaries in substantially the same manner as such business is presently conducted, including all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. Except as set forth in Section 5.13 to the BLP Disclosure Schedule, (i) BLP and its subsidiaries own, free and clear of any liens, claims or encumbrances, or hold a valid right to use, the material Intellectual Property; (ii) no claim of invalidity or ownership with respect to any material Intellectual Property has been made by a third party and such Intellectual Property is not the subject of any pending, or, to the knowledge of BLP, threatened Action; (iii) no individual or entity has asserted that, with respect to the material Intellectual Property, BLP, its subsidiaries or a licensee of BLP or its subsidiaries is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iv) to the knowledge of BLP, all fees, annuities, royalties, honoraria and other payments that are due from BLP or any of its subsidiaries on or before the date of this Agreement for any of the Intellectual Property and agreements related to the Intellectual Property have been paid; (v) the making, using, selling, marketing, licensing, reproduction, distribution or publishing of any process or material embodying the Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (vi) to the knowledge of BLP, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of BLP or any of its subsidiaries; (vii) to the knowledge of BLP, there exists no (A) prior act of BLP or any of its subsidiaries, or, to the knowledge of BLP, of any other individual or entity, that would void or invalidate any of the Intellectual Property or (B) conduct or use by BLP or any of its subsidiaries, or, to the knowledge of BLP, by any third party that would void or invalidate any of the Intellectual Property; and (viii) the execution, delivery and performance of this Agreement by BLP, and the consummation of the transactions contemplated by this Agreement, will not breach, violate or conflict with any material instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the material Intellectual Property or in any way impair the right of Cardinal or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any Action for the infringement of, any material Intellectual Property.

(b)  BLP and its subsidiaries have taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, copyrights and patents contained in the Intellectual Property (including entering into appropriate confidentiality, nondisclosure and noncompetition agreements with all appropriate officers, directors, employees and third-party consultants of BLP and its subsidiaries).

5.14.  Title to and Condition of Properties.    BLP and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of BLP and its subsidiaries as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have or reasonably be expected to have a Material Adverse Effect on BLP. The buildings, plants, machinery and equipment necessary for the conduct of the businesses of BLP and its subsidiaries as presently conducted are structurally sound, are in generally good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

5.15.  Employee Benefit Plans.

(a)  For purposes of this Section 5.15, the following terms have the definitions given below:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA (as defined below), (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans (as defined below).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Plans” means all employee benefit plans, programs and other arrangements providing benefits to any employee or former employee in respect of services provided to BLP or any of its subsidiaries or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by BLP or any of its subsidiaries or to which BLP or any of its subsidiaries contributes or is obligated to contribute or could have any liability. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

(b)  Section 5.15 to the BLP Disclosure Schedule lists all Plans. With respect to each Plan, BLP has provided to Cardinal a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents provided to Cardinal, there are no amendments to any Plan that have been adopted or approved, nor has BLP or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan.

(c)  Except as disclosed in Section 5.15(c) to the BLP Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan”). There are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(d)  All contributions required to be made by BLP or any of its subsidiaries or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full. There are no Plans or related trusts maintained outside the United States.

(e)  BLP and its subsidiaries and their respective ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of BLP or any of its subsidiaries or any of their respective ERISA Affiliates under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.

(f)  No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), nor has BLP or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g)  There does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of BLP or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither BLP nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h)  Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in Section 5.15(h) to the BLP Disclosure Schedule, neither BLP nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of BLP, there has been no communication to employees of BLP or its subsidiaries that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i)  Except as disclosed in Section 5.15(i) to the BLP Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of BLP or any of its subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 5.15(i) to the BLP Disclosure Schedule, no amount paid or payable by BLP or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of the transactions contemplated by this Agreement in conjunction with any other events, will be an “excess parachute payment” (within the meaning of Section 280G of the Code). BLP has previously disclosed the maximum aggregate amount of any such excess parachute payments to Cardinal.

(j)  Except as disclosed in Section 5.15(j) to the BLP Disclosure Schedule, there are no pending, or, to the knowledge of BLP, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against any Plan, any fiduciaries thereof with respect to their duties to any Plan or the assets of any of the trusts under any Plan that could reasonably be expected to result in any material liability of BLP or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.

(k)  Section 5.15(k) to the BLP Disclosure Schedule sets forth the names of all directors and officers of BLP, the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K under the Exchange Act, assuming each such individual was a named executive officer) each will be eligible to receive in the fiscal year ending December 31, 2002, and any changes to the foregoing that will occur as a matter of entitlement subsequent to December 31, 2002. Section 5.15(k) to the BLP Disclosure Schedule also lists and describes the current compensation of any other employee of BLP whose total current salary and maximum bonus opportunity, other than perquisites, exceeds $300,000 annually. Section 5.15(k) to the BLP Disclosure Schedule also sets forth the liability of BLP and its subsidiaries for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to directors and employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. Except as disclosed in Section 5.15(k) to the BLP Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of BLP. Except as set forth in Section 5.15(k) to the BLP Disclosure Schedule, no officer or director of BLP or any of its affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to BLP any material assets, services or facilities, and BLP does not provide or cause to be provided to any such officer or director or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities. Except as set forth in Section 5.15(k) to the BLP Disclosure Schedule, to the knowledge of BLP (or its executive officers or directors), no employee of BLP, or any immediate family member of any employee of BLP, provides or causes to be provided to BLP any material assets, services or facilities, and, to the knowledge of BLP (or its executive officers or directors), BLP does not provide or cause to be provided to any such employee or any immediate family member of any of the foregoing, any material assets, services or facilities.

(l)  Except as disclosed in Section 5.15(l) to the BLP Disclosure Schedule, no Plan is subject to the laws of any jurisdiction outside of the United States.

(m)  No disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by BLP or any of its subsidiaries has occurred or is reasonably expected to occur.

(n)  Section 5.15(n)(i) to the BLP Disclosure Schedule sets forth a list of all individuals with whom BLP or any of its subsidiaries has entered into employment agreements and none of such employment agreements have been entered into, amended or supplemented during the 12-month period prior to the date of this Agreement, except to the extent disclosed in Section 5.15(n)(i) to the BLP Disclosure Schedule. The employees of BLP set forth in Section 5.15(n)(ii) to the BLP Disclosure Schedule have entered into employment agreements with BLP and Cardinal on or prior to the date of this Agreement, and complete and accurate copies of such employment agreements have been previously provided to Cardinal. Such employment agreements have been duly executed and are in full force and effect and have not been further amended or terminated, nor has BLP waived any of its rights under such employment agreements.

(o)  BLP and its subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment. BLP and its subsidiaries have complied in all material respects with their payment obligations to all employees of BLP and its subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each BLP policy, practice, agreement, plan, program or Applicable Laws.

(p)  BLP (by action of the BLP Board or an appropriate committee of the BLP Board) has taken the actions set forth in Section 5.15(p) to the BLP Disclosure Schedule.

5.16.  Contracts.    Section 5.16 to the BLP Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments, other than Plans that BLP or any of its subsidiaries is a party (each, a “Contract”) and that fall within any of the following categories: (a) Contracts not entered into in the ordinary course of BLP’s or any of its subsidiaries business other than those that are not material to the business of BLP or any of its subsidiaries, (b) joint venture, partnership and similar agreements, (c) Contracts that are service contracts or equipment leases involving payments by BLP and any of its subsidiaries, in the aggregate, of more than $200,000 per year, (d) Contracts containing covenants purporting to limit the freedom of BLP or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Cardinal or any of its subsidiaries (other than BLP and any of its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, (f) Contracts that contain minimum purchase conditions in excess of $200,000 or requirements or other terms that restrict or limit the purchasing relationships of BLP or any of its affiliates, or any customer, licensee or lessee thereof, (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $200,000, (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property not cancelable by BLP or any of its subsidiaries (without premium or penalty) within one month, (i) Contracts with any labor organization or union, (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $100,000, letters of credit or other agreements or instruments of BLP or any of its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $100,000 by BLP or any of its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of BLP or any of its subsidiaries, (k) individual Contracts involving annual revenues to the businesses of BLP and any of its subsidiaries in excess of 2.5% of BLP’s 2001 annual revenues, (l) Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees,” or other contingent payments by BLP or any of its subsidiaries involving more than $100,000 over the term of the Contract, (m) Contracts with or for the benefit of any of BLP’s affiliates or immediate family member thereof (other than BLP’s subsidiaries) involving more than $100,000 in the aggregate per affiliate, and (n) Contracts involving payments by BLP or any of its subsidiaries of more than $500,000 per year. All such Contracts and all other Contracts that are material to the business or operations of BLP or any of its subsidiaries are valid and binding obligations of BLP or of such subsidiary, and, to the knowledge of BLP or such subsidiary, the valid and binding obligation of each other party thereto, except such Contracts that, if not so valid and binding, would not, individually or in the aggregate, have a Material Adverse Effect on BLP. None of BLP, any of its subsidiaries, and, to the knowledge of BLP or any of its subsidiaries, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract or of any other Contract that is material to the business or operations of BLP or any of its subsidiaries, except such violations or defaults under or terminations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on BLP.

5.17.  Labor Matters.    Except as set forth in Section 5.17 to the BLP Disclosure Schedule, neither BLP nor any of its subsidiaries has any labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by BLP or any of its subsidiaries or any persons otherwise performing services primarily for BLP or any of its subsidiaries. There is no labor strike, dispute or stoppage pending, or, to the knowledge of BLP or any of its subsidiaries, threatened, against BLP or any of its subsidiaries, and neither BLP nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 1, 1998. To the knowledge of BLP or any of its subsidiaries, since January 1, 1998, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of BLP or any of its subsidiaries.

5.18.  Undisclosed Liabilities.    Except (a) as and to the extent disclosed or reserved against on the balance sheet of BLP as of December 31, 2001 included in the BLP SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (c) as set forth in Section 5.18 to the BLP Disclosure Schedule, neither BLP nor its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on BLP.

5.19.  Operation of BLP’s Business; Relationships.

(a)  Except as set forth in Section 5.19(a) to the BLP Disclosure Schedule, since December 31, 2001 through the date of this Agreement, neither BLP nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 6.3(a).

(b)  Except as set forth in Section 5.19(b) to the BLP Disclosure Schedule, since December 31, 2001, no customer of BLP or any of its subsidiaries that accounted for revenues of more than $1,000,000 or more, in the aggregate, for the fiscal year ended December 31, 2001 has indicated that it will stop or materially decrease purchasing services, materials or products from BLP or such subsidiary, and no material supplier or service provider of BLP or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to BLP or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with BLP or such subsidiaries and no other material customer (excluding those customers covered by the immediately preceding clause of this Section 5.19(b)) of BLP or any of its subsidiaries, to the knowledge of BLP (or its executive officers or directors), has indicated that it will stop or materially decrease purchasing services, materials or products from BLP or such subsidiary, and no material supplier or service provider of BLP or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to BLP or such subsidiary, or, in each case, is otherwise involved in, or is threatening, a material dispute with BLP. Section 5.19(b) of the BLP Disclosure Schedule describes each termination or nonrenewal that has occurred during the 2001 calendar year with respect to any Contract with any customer or supplier involving payments in excess of $1,000,000 per year. Section 5.19(b) of the BLP Disclosure Schedule also describes each termination or nonrenewal that has occurred between January 1, 2002 and the date of this Agreement with respect to any Contract with any customer or supplier involving payments reasonably expected to be in excess of $1,000,000 for the 2002 calendar year.

5.20.  Permits; Compliance.

(a)  BLP and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on business as it is now being conducted (collectively, the “BLP Permits”), and there is no Action pending, or, to the knowledge of BLP, threatened, regarding any of the BLP Permits. BLP is not in conflict with, or in default or violation of any of the BLP Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have or would not reasonably be expected to have a Material Adverse Effect on BLP.

(b)  Except as set forth in Section 5.20(b) to the BLP Disclosure Schedule or as has or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BLP:

(i)  all necessary clearances or approvals from Governmental Authorities for all services provided by BLP and any of its subsidiaries have, to the knowledge of BLP, been obtained, and BLP and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect thereto;

(ii)  none of BLP, any of its subsidiaries, nor any of their respective officers, employees or agents (during the term of such person’s employment by BLP or any of its subsidiaries or while acting as an agent of BLP or any of its subsidiaries, or, to the knowledge of BLP, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority, or committed an act, made a statement or failed to make a statement that could reasonably be expected to provide a basis for the FDA or other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar governmental policy, rule, regulation or law;

(iii)  none of BLP, any of its subsidiaries or any of its officers, employees or agents (during the term of such person’s employment by BLP or any of its subsidiaries or while acting as an agent of BLP or any of its subsidiaries, or, to the knowledge of BLP, prior to such employment), any of its subsidiaries or any of its affiliates has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Laws; and

(iv)  none of BLP, any of its subsidiaries, nor any of their respective officers, employees or agents (during the term of such person’s employment by BLP or any of its subsidiaries or while acting as an agent of BLP or any of its subsidiaries, or, to the knowledge of BLP, prior to such employment) has violated the then-applicable FDA advertising and promotional regulations and guidelines in the development, creation, presentation or distribution of educational or promotional programs or materials. In addition, BLP, any of its subsidiaries, nor any of their respective officers, employees or agents (during the term of such person’s employment by BLP or any of its subsidiaries or while acting as an agent of BLP or any of its subsidiaries, or, to the knowledge of BLP, prior to such employment) has violated the PhRMA’s Code of Pharmaceutical Marketing Practices, PhRMA’s Code on Interactions with Healthcare Professionals or the AMA Guidelines on Gifts to Physicians by Industry.

5.21.  Environmental Matters.    Except for matters disclosed in Section 5.21 to the BLP Disclosure Schedule, (a) the properties, operations and activities of BLP and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past noncompliance of BLP or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future obligation, cost or liability; (b) BLP and its subsidiaries and the properties and operations of BLP and its subsidiaries are not subject to any existing, pending, or, to the knowledge of BLP, threatened, Action by or before any Governmental Authority under any Environmental Laws; (c) there has been no material release of any Hazardous Material (as defined below) into the environment by BLP or its subsidiaries or in connection with their current or former properties or operations; and (d) there has been no material exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the current or former properties, operations and activities of BLP and its subsidiaries. “Environmental Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Laws.

5.22.  Accounts Receivable.    All accounts and notes receivable of BLP and any of its subsidiaries represent valid obligations arising from sales actually made or services actually performed and have arisen in the ordinary course of business, and the accounts receivable reserve reflected in the balance sheet of BLP as of December 31, 2001 included in the BLP SEC Documents is as of such date adequate and established in accordance with GAAP consistently applied, provided that the foregoing representation is not a guarantee of collectability. Since December 31, 2001, there has been no event or occurrence that, when considered individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BLP.

5.23.  Insurance.    Section 5.23 to the BLP Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by BLP on the date of this Agreement or at any time during the previous four calendar years that afford or afforded, as the case may be, coverage to BLP, its assets or businesses. Except as set forth in Section 5.23 to the BLP Disclosure Schedule, BLP and its subsidiaries presently are insured and during each of the past four calendar years have been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. BLP’s insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such insurance policies are in all material respects in amounts that are customary, adequate and suitable in relation to the business, assets and liabilities of BLP or any of its subsidiaries and all premiums to date have been paid in full. BLP or any of its covered subsidiaries is a “named insured” or an “insured” under such insurance policies. BLP and its subsidiaries have not been refused any insurance, nor has the coverage of BLP or any of its subsidiaries been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. Except as set forth in Section 5.23 to the BLP Disclosure Schedule, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of BLP and its subsidiaries provide adequate coverage against loss, and may be continued by BLP and its subsidiaries without modification or premium increase after the Effective Time and for the duration of their current terms, which terms expire as set forth in Section 5.23 to the BLP Disclosure Schedule. Set forth in Section 5.23 to the BLP Disclosure Schedule is the amount of the annual premium currently paid by BLP for its directors’ and officers’ liability insurance.

5.24.  Opinion of Financial Advisor.    The BLP Board has received the written opinion of Bear Stearns, BLP’s financial advisor, to the effect that, as of the date of this Agreement, the consideration to be received by the BLP Stockholders pursuant to the Offer and the Merger is fair to the BLP Stockholders from a financial point of view, BLP has provided a copy of such opinion to Cardinal, and such opinion has not been withdrawn or revoked or otherwise modified in any material respect. BLP has received the consent of Bear Stearns to include such written opinion in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

5.25.  Board Recommendation; Required Vote.    The BLP Board, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) approved this Agreement, and deem this Agreement, the Offer, the Merger and the transactions contemplated by this Agreement advisable, fair to and in the best interests of the BLP Stockholders; (b) approved this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, in all respects, and such approval constitutes approval of the Offer, this Agreement, the Merger and the transactions contemplated by this Agreement for purposes of Section 203 of the DGCL; and (c) resolved to recommend that the BLP Stockholders accept the Offer, that the BLP Stockholders tender their shares of BLP Common Stock under the Offer to Subcorp, and that the BLP Stockholders approve and adopt this Agreement and the Merger to the extent required by Applicable Laws (the “BLP Board Recommendation”). The affirmative vote of holders of a majority of the outstanding shares of BLP Common Stock to adopt this Agreement is the only vote of the holders of any class or series of BLP Common Stock necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger. Notwithstanding the foregoing, no vote of any holders of any class or series of BLP capital stock is necessary to adopt this Agreement or approve the transactions contemplated by this Agreement in the event that Cardinal or Subcorp shall acquire at least 90% of the outstanding BLP Common Stock in the Offer and the Subcorp Option (to the extent exercised, if at all), other than, subject to the satisfaction of or, to the extent permitted under this Agreement, waiver of all conditions to the Merger, in accordance with Section 253 of the DGCL.

5.26.  Section 203 of the DGCL.    Prior to the date of this Agreement, the BLP Board has taken all action necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL and (b) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of this Agreement, (ii) the Offer, (iii) the Merger and (iv) the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

The parties hereto agree that:

6.1.  Mutual Covenants.

(a)  HSR Act Filings; Reasonable Efforts; Notification.

(i)  Each of Cardinal and BLP shall (A) make or cause to be made the filings required of such party hereto or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within seven business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party hereto or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 6.1(a)(ii)) with respect to any such filing or any such transaction. Each party hereto shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Each of the parties hereto will use all reasonable best efforts to secure termination of any waiting periods under the HSR Act and obtain the approval of any other Governmental Authority for the transactions contemplated by this Agreement. Cardinal and BLP may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.1 “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Cardinal or BLP, as the case may be) or its legal counsel, provided, however, that materials concerning the valuation of BLP may be redacted.

(ii)  Each of Cardinal and BLP shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Laws, each of Cardinal and BLP shall cooperate and use all reasonable efforts vigorously to contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action unless, by mutual agreement, Cardinal and BLP decide that litigation is not in their respective best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1(a) shall limit a party hereto’s right to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to then, complied in all material respects with its obligations under this Section 6.1(a). Each of Cardinal and BLP shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(iii)  Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Offer, the Merger and the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Offer and the Merger that are necessary to consummate the Offer and the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on BLP from occurring prior to or after the Effective Time, and (C) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Additionally, each of Cardinal and BLP shall use all reasonable efforts to fulfill all conditions precedent to the Offer (as set forth in Annex A) and to this Agreement.

(iv)  Notwithstanding anything to the contrary in this Agreement, (A) neither Cardinal nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (B) prior to the Effective Time, neither BLP nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (C) neither any party hereto nor their respective subsidiaries shall be required to take any action that would, or would reasonably be expected to, substantially impair the benefits expected, as of the date of this Agreement, to be realized by Cardinal from consummation of the Offer and the Merger, (D) neither Cardinal nor Subcorp shall be required to waive any of the conditions of the Offer set forth in Annex A, and (E) no party hereto shall be required to waive any of the conditions to the Merger set forth in Article VII as they apply to such party.

(b)  Public Announcements.    The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the New York Stock Exchange, Inc. (the “NYSE”) or The Nasdaq National Market (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to

Section 8.1, each of BLP and Cardinal shall consult the other before issuing any press release with respect to the Offer, the Merger and the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation.

(c)  Conveyance Taxes.    BLP and Cardinal shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.2.  Covenants of Cardinal.

(a)  Indemnification; Directors’ and Officers’ Insurance.

(i)  From and after the Effective Time, Cardinal shall cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of BLP in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the BLP Certificate or the BLP By-laws or the indemnification agreements between BLP and its directors listed in Section 6.2(a)(i) to the BLP Disclosure Schedule; and

(ii)  Prior to the Effective Time, with Cardinal’s prior written consent, which consent shall not be unreasonably withheld, BLP may purchase an extended reporting period endorsement under BLP’s existing directors’ and officers’ liability insurance coverage for BLP’s directors and officers in a form and with terms reasonably acceptable to BLP and to Cardinal, which shall provide BLP’s directors and officers with coverage for six years following the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies presently maintained by BLP, so long as the aggregate cost to BLP and Cardinal is less than the amount set forth in Section 6.2(a)(ii) to the BLP Disclosure Schedule (the “Agreed-Upon Insurance Premium”) provided that BLP agrees to cooperate in good faith with Cardinal in order to obtain the lowest premium for such coverage. If, prior to the Effective Time, BLP has not purchased insurance consistent with the foregoing, Cardinal shall use all reasonable efforts to cause the Surviving Corporation or Cardinal to obtain and maintain in effect, for a period of six years after the Effective Time, policies of directors’ and officers’ liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Cardinal shall be required to pay an aggregate premium for such insurance coverage in excess of the Agreed-Upon Insurance Premium, but, to the extent that the cost is greater than such amount, the Surviving Corporation or Cardinal shall purchase as much coverage as reasonably practicable for such amount and that the Surviving Corporation or Cardinal may substitute therefor other policies not less advantageous (excluding de minimis differences) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. If Cardinal or the Surviving Corporation shall purchase coverage pursuant to the second sentence of this Section 6.2(a)(ii), notwithstanding the foregoing, at anytime after the third anniversary of the Effective Time, Cardinal may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure at a level of coverage no less than that otherwise required under this Section 6.2(a)(ii) in lieu of causing to remain in effect any policies of directors’ and officers’ liability insurance.

(b)  Employees and Employee Benefits.    Cardinal shall use its commercially reasonable efforts to make the BLP Employees (as defined below) eligible to participate in Cardinal employee benefit plans not later than January 1, 2003, and Cardinal shall treat all service by BLP Employees with BLP and its subsidiaries and their respective predecessors prior to the Effective Time as if it were service with Cardinal for purposes of the eligibility and vesting requirements of the Cardinal employee benefit plans (except to the extent such treatment would result in duplicative benefits for the same period of service or to the extent such service is prior to a specific date before which service would not have been credited for employees of Cardinal). Cardinal agrees that the BLP Employees will not be treated as “new” employees for purposes of any exclusions or waiting periods under any health or similar plan of Cardinal or any of its subsidiaries of Cardinal for a preexisting medical condition, and will make appropriate arrangements with its insurance carrier(s) to assure such result (provided, however, that such treatment shall not apply to a preexisting condition of any BLP Employee who was, as of the Effective Time, excluded from participation in a Plan by virtue of such preexisting condition). For purposes of this Section 6.2(b), “BLP Employees” means individuals who are, as of the Effective Time, employees of BLP not subject to collective bargaining agreements.

6.3.  Covenants of BLP.

(a)  Conduct of BLP’s Operations.    BLP shall conduct its operations in the ordinary course, except as expressly contemplated by this Agreement and the transactions contemplated by this Agreement, and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and accreditation status and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, BLP shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated by this Agreement or as set forth in Section 6.3(a) to the BLP Disclosure Schedule, without the prior written consent of Cardinal:

(i)  do or effect any of the following actions with respect to its securities or the securities of its subsidiaries: (A) adjust, split, combine or reclassify BLP capital stock or that of its subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of BLP capital stock or that of its subsidiaries or any securities or obligations convertible into or exchangeable for any shares of BLP capital stock or that of its subsidiaries, (C) grant any person any right or option to acquire any shares of BLP capital stock or that of its subsidiaries, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of BLP capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of BLP capital stock or such securities (except pursuant to the exercise of BLP Options that are outstanding as of the date of this Agreement) or the capital stock or such securities of its subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of BLP capital stock or that of its subsidiaries;

(ii)  directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii)  make or propose any changes in the BLP Certificate or the BLP By-laws;

(iv)  merge or consolidate with any other person;

(v)  acquire a material amount of assets or capital stock of any other person;

(vi)  incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice, and not, in any case, in an amount in excess of $2,000,000;

(vii)  create any subsidiaries;

(viii)  enter into, amend or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee, other than in the ordinary course of business consistent with past practice with respect to non-officer employees, or otherwise increase the compensation or benefits provided to, or pay any amounts not otherwise due to, any officer, director, consultant or employee, except as may be required by Applicable Laws, or grant, reprice, or accelerate the exercise or payment of any BLP Options or other equity-based awards;

(ix)  enter into, adopt or amend any Plan, except as shall be required by Applicable Laws;

(x)  take any action that could give rise to severance benefits payable to any officer or director of BLP as a result of consummation of any of the transactions contemplated by this Agreement;

(xi)  change any method or principle of Tax or financial accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by BLP’s regular independent accountants;

(xii)  make any material changes or modifications to any pricing policy or investment policy or any method of doing business;

(xiii)  settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $250,000;

(xiv)  modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 5.16 to the BLP Disclosure Schedule, any other material Contract to which BLP is a party or any confidentiality agreement to which BLP is a party;

(xv)  enter into or amend any confidentiality agreements or arrangements, other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 6.3(b));

(xvi)  write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(xvii)  incur or commit to any capital expenditures in excess of $300,000 individually or $1,000,000 in the aggregate;

(xviii)  other than to the extent explicitly permitted by Section 6.2(a)(ii), make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise), other than premiums paid in respect of its current policies not in excess of the amount paid prior to the date of this Agreement;

(xix)  take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Cardinal or its subsidiaries), or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

(xx)  take any action that could likely result in any representation or warranty of BLP set forth in Article V becoming not true or not accurate in any respect;

(xxi)  enter into or carry out any other transaction other than in the ordinary and usual course of business;

(xxii)  make, revoke or amend any Tax election, settle or compromise any claim or assessment with respect to Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or amend any material Tax Returns;

(xxiii)  permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

(xxiv)  agree in writing or otherwise to take any of the foregoing actions.

(b)  No Solicitation.    BLP agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries’ directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving BLP, or acquisition of any capital stock (other than upon exercise of BLP Options that are outstanding as of the date of this Agreement) or a material amount of the assets of BLP and any of its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by BLP of any material assets or capital stock of any other person, or any combination of the foregoing (a “Competing Transaction”), or negotiate, explore or otherwise engage in discussions with any person (other than Cardinal, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the Appointment Time, BLP may furnish information to, and negotiate or otherwise engage in discussions with, any individual or entity that delivers a written proposal for a Competing Transaction that was not solicited, encouraged or facilitated after the date of this Agreement if and so long as the BLP Board determines in good faith by a majority vote, taking into account the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under Applicable Laws and determines that such a proposal is, after consulting with Bear Stearns (or any other nationally recognized investment banking firm), more favorable to the BLP Stockholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Cardinal in response to such Competing Transaction) taking into account, among other things, the likelihood and anticipated timing of consummation and all legal, financial, regulatory and other aspects of the proposal and the individual or entity making the proposal and of the transactions contemplated by this Agreement and the parties hereto (a “Superior Proposal”), provided, further, that, prior to furnishing any information to such individual or entity, BLP shall enter into a confidentiality agreement that is no less restrictive, in any respect, than the confidentiality agreement between Cardinal and BLP, dated September 20, 2001 (the “Confidentiality Agreement”). BLP immediately will cease all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for a Competing Transaction and request the return of all confidential information regarding BLP provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. In the event that, prior to the Appointment Time, the BLP Board receives a Superior Proposal that was not solicited, encouraged or facilitated after the date of this Agreement and the BLP Board, taking into account the advice of outside legal counsel, determines that failure to do so would constitute a breach of the fiduciary duties of the BLP Board under Applicable Laws, the BLP Board may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Cardinal, the BLP Board Recommendation and/or comply with Rule 14e-2 under the Exchange Act with respect to a Competing Transaction, provided that BLP gives Cardinal five business days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Cardinal’s right to terminate this Agreement pursuant to Section 8.1(d)). Any such withdrawal, modification or change of the BLP Board Recommendation shall not change the approval of the BLP Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement, including the Offer, the Merger or the transactions contemplated by this Agreement. From and after the execution of this Agreement, BLP shall immediately advise Cardinal in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved) and promptly furnish to Cardinal a copy of any such written proposal in addition to a copy any information provided to or by any third party relating thereto. In addition, BLP shall immediately advise Cardinal, in writing, if the BLP Board shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 6.3(b). Nothing contained in this Section 6.3(b) shall prohibit BLP from, at any time, taking and disclosing to the BLP Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act or making any disclosure required by Rule 14a-9 under the Exchange Act so long as the requirements set forth in this Section 6.3(b) are satisfied.

(c)  Fiduciary Right of Termination.    If, prior to Appointment Time, the BLP Board shall determine in good faith by a majority vote, after consultation with its financial and legal advisors, that any unsolicited written proposal from a third party for a Competing Transaction received after the date of this Agreement is a Superior Proposal and is more favorable to the BLP Stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Cardinal in response to such Competing Transaction) and is in the best interest of the BLP Stockholders and BLP has received (x) advice from its outside legal counsel that failure to enter into such a Competing Transaction would be inconsistent with of the BLP Board’s fiduciary duties under Applicable Laws and (y) advice of Bear Stearns (or any other nationally recognized investment banking firm) that the Competing Transaction is a Superior Proposal and is more favorable to the BLP Stockholders from a financial point of view than the transactions contemplated by this Agreement, BLP may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) with respect to such Competing Transaction, provided, BLP shall have, at all times after the date of this Agreement, complied with the provisions of Section 6.2(b) and provided, further, that, prior to any such termination,

(i)  BLP has provided Cardinal written notice that it intends to terminate this Agreement pursuant to Section 8.1(g), identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement and any ancillary agreements each in the form to be entered into;

(ii)  at least five full business days after BLP has provided the notice referred to in Section 6.3(c)(i) (provided that the advice referred to in clauses (x) and (y) above shall continue in effect without revision or modification), BLP delivers to Cardinal (A) a written notice of termination of this Agreement pursuant to Section 8.1(g); (B) a check in the amount of Cardinal’s Costs (as defined in Section 8.2) as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment, if applicable, between the parties hereto upon Cardinal’s definitive determination of such Costs), plus the amount of the termination fee as provided in Section 8.2; and (C) a written acknowledgment from each other party to the Competing Transaction that it is aware of the amounts due Cardinal under Section 8.2 and that such party waives any right it may have to contest the amounts payable under Section 8.2.

(iii)  within five full business days after BLP has provided the notice referred to in Section 6.3(c)(i), Cardinal does not make an offer that the BLP Board could reasonably conclude in good faith (following consultation with Bear Stearns (or any other nationally recognized investment banking firm) and outside legal counsel) is as favorable to the BLP Stockholders as the Competing Transaction.

(d)  Access.    BLP shall permit representatives of Cardinal to have appropriate access at all reasonable times to BLP’s premises, properties, books, records, contracts and documents, and, after the Appointment Time, its customers and suppliers. Cardinal will keep the information obtained pursuant to this Section 6.3(d) confidential pursuant to the terms of the Confidentiality Agreement, and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential, except as may otherwise be required by Applicable Laws. No investigation conducted pursuant to this Section 6.3(d) shall affect or be deemed to modify any representation or warranty made in this Agreement.

(e)  Subsequent Financial Statements.    BLP shall consult with Cardinal prior to making publicly available its financial results after the date of this Agreement and a reasonable time prior to filing any BLP SEC Documents after the date of this Agreement.

(f)  Annual Meeting of BLP Stockholders.    Subject to Applicable Laws, BLP shall take all actions necessary to postpone, until after the Effective Time, or cancel its 2002 Annual Meeting of BLP Stockholders.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1.  Conditions to the Obligations of Each Party.    The obligations of BLP, Cardinal and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

(a)  If required by Applicable Laws, this Agreement, the Merger and the transactions contemplated by this Agreement shall have been approved and adopted by BLP Stockholders.

(b)  All required approvals of any Governmental Authority shall have been obtained.

(c)  No provision of Applicable Laws and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limiting the ownership or operation by Cardinal, BLP or any of their respective subsidiaries of any material portion of the businesses or assets of Cardinal or BLP.

(d)  Subcorp shall have purchased shares of BLP Common Stock pursuant to the Offer.

7.2.  Conditions to the Obligations of Cardinal and Subcorp.    The obligations of Cardinal and Subcorp to consummate the Merger shall be subject to the conditions that there shall not be pending any Action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (ii) except to the extent consistent with the obligations of BLP and Cardinal under Section 6.1(a), seeking to prohibit or limit the ownership or operation by Cardinal, BLP or any of their respective subsidiaries of, or to compel Cardinal, BLP or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal, BLP or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to the stockholders of the Surviving Corporation or (iv) seeking to prohibit Cardinal or any of its subsidiaries from effectively controlling in any material respect the business or operations of Cardinal or any of its subsidiaries.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1.  Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned (notwithstanding any approval of this Agreement by BLP Stockholders):

(a)  by mutual written consent of Cardinal and BLP at any time prior to the Effective Time;

(b)  by either Cardinal or BLP if, at any time prior to the Effective Time, there shall be any provision of Applicable Laws making consummation of the Offer, the Merger or the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Governmental Authority enjoining Cardinal or BLP from consummating the Offer, the Merger or the transactions contemplated by this Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable;

(c)  by either Cardinal or BLP if the Appointment Time shall not have occurred on or before November 15, 2002, provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party hereto whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Appointment Time to occur on or before such date;

(d)  by Cardinal if, prior to the Appointment Time, the BLP Board (i) has failed to include in the Schedule 14D-9 or the Proxy Statement the BLP Board Recommendation;

(ii) shall withdraw, modify or change the BLP Board Recommendation in any manner adverse to Cardinal; (iii) approves or recommends any Competing Transaction; (iv) a Competing Transaction shall have been commenced and BLP shall not have sent to holders of the BLP capital stock, 10 business days after the commencement of such tender or exchange offer, a statement disclosing that the BLP Board recommends rejection of such tender or exchange offer; (v) shall have refused to affirm the BLP Board Recommendation within five business days of any written request from Cardinal; or (vi) BLP breaches any of its obligations under Section 6.3(b) that results in an individual or entity proposing a Competing Transaction;

(e)  by either Cardinal or BLP if, prior to the Appointment Time, the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Cardinal or Subcorp having accepted for purchase any shares of BLP Common Stock pursuant to the Offer, other than by reason of a breach of this Agreement by the terminating party;

(f)  by either Cardinal or BLP if, prior to the Appointment Time, there has been a breach by the other of any representation, warranty, covenant or agreement set forth in this Agreement, which breach is reasonably likely to result in any condition set forth in Annex A or Section 7.1 not being satisfied and such breach is not reasonably capable of being cured and the condition set forth in this Section 8.1(f) is not reasonably capable of being satisfied within 30 days after the receipt of notice thereof shall have been received by the party hereto alleged to be in breach; or

(g)  by BLP pursuant to Section 6.3(c) prior to the Appointment Time.

8.2.  Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of the second sentence of Section 6.3(d) and the provisions of this Section 8.2 and Section 9.11, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or shareholders or stockholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party hereto of liability for a material breach of any provision of this Agreement, and provided, further, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party hereto so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation (collectively, “Costs”). If this Agreement is terminated for any reason pursuant to Section 8.1 (other than a termination pursuant to Section 8.1(a) (prior to the public announcement or disclosure of, or receipt of a proposal for, a Competing Transaction), 8.1(b), 8.1(c) (other than a termination by Cardinal pursuant to Section 8.1(c) if BLP’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Appointment Time to occur on or before November 15, 2002), 8.1(e)(prior to the public announcement or disclosure of, or receipt of a proposal for, a Competing Transaction) or 8.1(f)), then BLP will, in the case of a termination by Cardinal, within three business days following any such termination or, in the case of a termination by BLP, concurrently with such termination, pay to Cardinal in cash by wire transfer in immediately available funds to an account designated by Cardinal (a) in reimbursement for Cardinal’s Costs an amount in cash equal to the aggregate amount of Cardinal’s Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of an amount equal to $1,750,000 in the aggregate, and (b) a termination fee in an amount equal to $9,000,000.

8.3.  Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after adoption of this Agreement by the BLP Stockholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by the BLP Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

8.4.  Extension; Waiver.    At any time prior to the Effective Time, Cardinal and Subcorp (with respect to BLP) and BLP (with respect to Cardinal and Subcorp) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.1.  Survival of Representations and Warranties.    The representations and warranties made in this Agreement by the parties hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

9.2.  Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a)		if to Cardinal or Subcorp:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
	Attention:	Paul S. Williams
Executive Vice President, Chief Legal Officer & Secretary
Telecopy No.: (614) 757-6948

with a copy to:

David A. Katz, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy No.: (212) 403-2000

(b)	if to BLP:

Boron, LePore & Associates, Inc.
1800 Valley Road
Wayne, New Jersey 07470
	Attention:	Patrick G. LePore
Chairman and Chief Executive Officer
Telecopy No.: (973) 709-3200

with a copy to:

John R. LeClaire P.C.
Joseph L. Johnson III, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Telecopy No.: (617) 523-1231

9.3.  Interpretation.    When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article, Section or Annex of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party hereto shall be deemed to occur if (a) in any individual representation or warranty in this Agreement, the aggregate consequences of breaches and inaccuracies of such representation and warranty taken together with breaches and inaccuracies of any other representation and warranty would reasonably be expected to have a material adverse effect on the assets, liabilities, business, long-term profitability, results of operations or financial condition of such party hereto and its subsidiaries taken as a whole, and (b) elsewhere in this Agreement, the aggregate consequences of all breaches and inaccuracies of covenants and representations of such party under this Agreement, when read without any exception or qualification for a material adverse effect, would or could reasonably be expected to have a material adverse effect on the assets, liabilities, business, long-term profitability, results of operations or financial condition of such party and its subsidiaries taken as a whole or on its ability to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, a “subsidiary,” when used with respect to any party hereto, means any corporation or other organization, incorporated or unincorporated, (a) of which such party hereto or another subsidiary of such party hereto is a general partner (excluding partnerships, the general partnership interests of which held by such party hereto or any subsidiary of such party hereto do not have 50% or more of the voting interests in such partnership) or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party hereto or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party or one or more of its subsidiaries).

9.4.  Counterparts.    This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

9.5.  Entire Agreement.    This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof.

9.6.  Third-Party Beneficiaries.    Except for the agreement set forth in Section 6.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.7.  Governing Law.    Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

9.8.  Consent to Jurisdiction; Venue.

(a)  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Offer and

Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.9.  Specific Performance.    The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason Cardinal, Subcorp or BLP shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

9.10.  Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9.11.  Expenses.    Subject to the provisions of Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except filing fees incurred in connection with Commission filings relating to the Offer, the Merger and the transactions contemplated by this Agreement and printing and mailing costs related thereto, all of which shall be shared equally by Cardinal and BLP.

IN WITNESS WHEREOF, Cardinal, Subcorp and BLP have signed this Agreement as of the date first written above.

CARDINAL HEALTH, INC.

By:	/s/ GEORGE L. FOTIADES
Name: George L. Fotiades Title: Executive Vice President; President & COO-PTS

GARDEN MERGER CORP.

By:	/s/ GEORGE L. FOTIADES
Name: George L. Fotiades Title: President

BORON, LEPORE & ASSOCIATES, INC.

By:	/s/ PATRICK G. LEPORE
Name: Patrick G. LePore Title: Chairman and Chief Executive Officer

ANNEX A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer (subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the Commission, including Rules 14e-1(c) under the Exchange Act), Subcorp shall not be required to accept for payment or pay for, and may delay the acceptance for payment of, any shares of BLP Common Stock, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of shares of BLP Common Stock that represents more than 50.1% of the total number of outstanding shares of BLP Common Stock on a fully diluted basis (without giving effect to the transactions contemplated by the Subcorp Option) on the date of purchase (the “Minimum Condition”), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date or any other required waiting periods, clearances or approvals of any Governmental Authority shall not have been obtained, or (iii) at any time on or after the date of the Merger Agreement and prior to the Appointment Time, any of the following conditions shall have occurred and continued to exist:

(a)  a provision of any Applicable Laws or a judgment, injunction, order or decree shall prohibit or enjoin the purchase of shares of BLP Common Stock pursuant to the Offer or the consummation of the Merger or the transactions contemplated by the Merger Agreement or shall otherwise limit the ownership or operation by Cardinal, BLP or any of their respective subsidiaries of any material portion of the businesses or assets of Cardinal or BLP;

(b)  there shall be pending any Action (i) challenging or seeking to restrain or prohibit the purchase of shares of BLP Common Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement unless the individual or entity bringing such Action shall have been unsuccessful in obtaining a preliminary injunction, (ii) by any Governmental Authority seeking to prohibit or limit the ownership or operation by Cardinal, BLP or any of their respective subsidiaries of, or to compel Cardinal, BLP or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Cardinal, BLP or any of their respective subsidiaries, as a result of the purchase of shares of BLP Common Stock pursuant to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) by any Governmental Authority seeking to impose limitations on the ability of Cardinal to acquire or hold, or exercise full rights of ownership of, any shares of the Surviving Corporation capital stock, including the right to vote the Surviving Corporation capital stock on all matters properly presented to the stockholders of the Surviving Corporation, (iv) by any Governmental Authority seeking to prohibit Cardinal or any of its subsidiaries from effectively controlling in any material respect the business or operations of Cardinal or any of its subsidiaries, or (v) seeking damages in connection with the Offer, the Merger or the transactions contemplated by this Agreement that would be material in the context of the transactions contemplated by this Agreement and that the plaintiff would reasonably be expected to prevail in such damage Action contemplated by this subclause (v);

(c)  any of the representations and warranties of BLP set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall not be true and correct as of the date of determination, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect, (ii) prevent or materially delay the consummation of the Offer, (iii) materially increase the cost of the Offer to the Subcorp or (iv) have a material adverse effect on the aggregate benefits to Cardinal of the transactions contemplated by the Merger Agreement;

(d)  the representations and warranties of BLP set forth in Section 5.4 of the Merger Agreement shall not be true and correct in all material respects;

(e)  BLP shall have not performed or not complied with all agreements and covenants required to be performed by it under the Merger Agreement other than instances, that, when read without any exception or qualification as to materiality or Material Adverse Effect, would be instances of immaterial nonperformance or immaterial noncompliance, as the case may be;

(f)  BLP shall not have furnished Cardinal with a certificate dated as of the date of determination signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in items (c), (d) and (e) of this Annex A have been satisfied;

(g)  since the date of the Merger Agreement, except to the extent set forth in Section 5.11 to the BLP Disclosure Schedule, there shall have been any material adverse change in the assets, liabilities, business, long-term profitability, results of operations or financial condition of BLP and its subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on BLP or a material adverse effect on the ability of BLP to consummate the transactions contemplated by the Merger Agreement;

(h)  any of the employment agreements between BLP and each employee of BLP set forth in Section 5.15(n)(ii) to the BLP Disclosure Schedule, each as entered into on or prior to the date of the Merger Agreement, shall not be in full force and effect or shall have been terminated (other than termination by reason of death or disability of the respective employee set forth in Section 5.15(n)(ii) to the BLP Disclosure Schedule);

(i)  there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) any decline of 17.5% or more in the Russell 3000 from the close of business on the last trading day immediately preceding the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(j)  BLP and Cardinal and Subcorp shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

(k)  all consents from Governmental Authorities and third parties shall not have been obtained, the absence of which, in the aggregate, would be reasonably likely to have a Material Adverse Effect on BLP.

The foregoing conditions are for the sole benefit of Cardinal and Subcorp, may be asserted by Cardinal or Subcorp, regardless of the circumstances giving rise to any such conditions, and, except for the Minimum Condition, may be waived by Cardinal or Subcorp in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement. The failure by Cardinal or Subcorp at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Merger Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex A is annexed.